EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Ford Motor Credit Company LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Debt	6.800% Notes due May 12, 2028	457(r)	$1,500,000,000	99.987%	$1,499,805,000	$110.20 per $1,000,000	$165,279